EXHIBIT 99.1

Marlin Reports Second Quarter 2019 Earnings and Declares a Cash Dividend of $0.14 Per Share

Second Quarter Summary:

  Net income of $6.1 million, or $0.49 per diluted share up from $5.1 million, or $0.41 per diluted share last quarter, but down from $6.5 million, or $0.52 per diluted share a year ago
  Net Investment in Leases and Loans totaled $1.1 billion, up 10.3% from a year ago, and total managed assets ended the second quarter at $1.3 billion, up 20.2% from a year ago
  Total sourced origination volume of $231.5 million, up 28.9% year-over-year; Direct origination volume of $49.0 million, up 34.9% year-over-year
  Total origination yield of 12.95%, up 19 basis points from the prior quarter and up 71 basis points year-over-year
  Annualized net charge-offs of 1.88%, compared with 1.83% in the prior quarter and 1.84% in the second quarter last year
  Equity to assets ratio decreased to 16.06%, compared with 17.03% in the second quarter last year

MOUNT LAUREL, N.J., Aug. 01, 2019 (GLOBE NEWSWIRE) -- Marlin (NASDAQ: MRLN), a nationwide provider of capital solutions to small businesses (“Marlin” or the “Company”), today reported second quarter 2019 net income of $6.1 million, or $0.49 per diluted share, compared with $5.1 million, or $0.41 per diluted share in the prior quarter, and $6.5 million, or $0.52 per share a year ago. Second quarter 2019 net income on an adjusted basis was $6.3 million, or $0.51 per diluted share, compared with $6.5 million or $0.52 per diluted share a year ago.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “Marlin delivered a productive second quarter highlighted by strong growth in origination volume, stable portfolio performance and improving profitability. Second quarter total sourced origination volume of $231.5 million increased 29% year-over-year, a record for a single quarter. Growth was strong in both our Equipment Finance and Working Capital Loan products and we continued to benefit from strong growth in both our Direct and Indirect origination channels. At quarter end, our Net Investment in Leases and Loans reached nearly $1.1 billion, up 10% from a year ago.  Our portfolio of total managed assets, which includes assets we service for others, expanded to nearly $1.3 billion, an increase of 20% from the second quarter last year. Importantly, the credit quality of our portfolio remained stable and within expectations.”

Mr. Hilzinger continued, “Second quarter net income was $0.49 per diluted share, inclusive of severance expenses associated with a staff reorganization that we initiated during the quarter that lowered earnings by approximately $0.02 per diluted share. We continue to expect earnings to grow substantially during the second half of 2019 as the recent investments we’ve made in our salesforce continue to generate returns and, importantly, we are reaffirming our earnings guidance for the full year.”

Results of Operations
Total sourced origination volume for the second quarter of $231.5 million was up 28.9% from a year ago. Direct origination volume of $49.0 million in the second quarter was up 34.9% from $36.3 million in the second quarter of 2018. Indirect origination volume in the second quarter of 2019 was $160.3 million, up 18.0% from $135.9 million in the second quarter last year. Assets originated for sale in the second quarter of $18.0 million compared with $1.8 in the second quarter last year. Referral volume totaled $4.1 million, down from $5.6 million in the second quarter last year.

Net interest and fee margin as a percentage of average finance receivables was 9.38% for the second quarter, down 21 basis points from the first quarter of 2019 and down 93 basis points from a year ago. The year-over-year decrease in margin percentage was primarily a result of an increase in interest expense resulting from higher deposit rates as well as the higher cost of funds associated with the securitization that was executed in the second half of 2018, partially offset by an increase of 71 basis points in new origination loan and lease yield. The Company’s interest expense as a percent of average total finance receivables increased to 248 basis points in the second quarter of 2019 compared with 239 basis points for the first quarter of 2019 and 159 basis points for the second quarter of 2018.  The sequential quarter increase was primarily due to an increase in deposits costs, while the year-over-year increase was due to a higher cost of funds associated with both deposits and long-term borrowings from the securitization.

On an absolute basis, net interest and fee income was $24.2 million for the second quarter of 2019 compared with $24.1 million for the second quarter last year.

Non-interest income was $7.2 million for the second quarter of 2019, compared with $12.9 million in the prior quarter and $4.6 million in the prior year period. The decrease compared with the prior quarter is primarily due to the Company’s January 1, 2019 adoption of ASC 842 – Lease Accounting, which increased non-interest income by $5.6 million for the first quarter of 2019, as certain lessor costs, including property taxes that are paid by the lessee to the lessor are required to be presented gross in the consolidated statement of operations.  The year-over-year increase in non-interest income is primarily due to an increase in gains-on-sale and an increase in insurance-related income. Non-interest expense was $18.5 million for the second quarter of 2019, compared with $24.8 million in the prior quarter and $16.0 million in the second quarter last year. The decrease in non-interest expense compared with the prior quarter was primarily due to the aforementioned adoption of ASC 842, which increased non-interest expense by $6.2 million in the first quarter of 2019 due to the change in presentation of property taxes paid by the lessee to the lessor gross in the consolidated statement of operations. The year-over-year increase in non-interest expense is primarily due to higher employee related expenses and an increase in commissions tied to originations.

The Company’s efficiency ratio for the second quarter was 59.1% compared with 55.6% in the second quarter last year. The Company’s non-GAAP efficiency ratio for the second quarter was 55.8% compared with 54.3% in the second quarter last year.   Marlin expects its efficiency ratio to improve during the remainder of 2019 as the Company continues to generate improving returns from recent investments in its salesforce, leverages its fixed costs through continued portfolio growth and generates continued operating efficiencies through its various process improvement and cost containment activities.

Marlin recorded an income tax expense of $2.0 million, representing an effective tax rate of 24.4% for the second quarter of 2019, compared with an income tax expense of $2.1 million, representing an effective tax rate of 24.1%, for the second quarter of 2018.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.59% at June 30, 2019 compared with 1.66% at March 31, 2019 and 1.62% at June 30, 2018.

Finance receivables over 30 days delinquent were 1.05% of the Company’s total finance receivables portfolio as of June 30, 2019, down 6 basis points from March 31, 2019 and up 9 basis points from June 30, 2018. Finance receivables over 60 days delinquent were 0.64% of the Company’s total finance receivables portfolio as of June 30, 2019, down 2 basis points from March 31, 2019 and up 9 basis points from June 30, 2018. Annualized second quarter net charge-offs were 1.88% of average total finance receivables versus 1.83% in the first quarter of 2019 and 1.84% a year ago.

As of June 30, 2019, the Company’s consolidated equity to assets ratio was 16.06%. This compares to 16.17% and 17.03%, in the prior quarter and year ago quarter, respectively.

Corporate Developments
During the second quarter, the Company invested approximately $1.7 million to repurchase 72,824 shares at an average price of $23.44.  As of June 30, 2019, there remained approximately $3.3 million available under the $10 million stock repurchase program authorized by the Board of Directors in 2017.  Subsequent to the end of the quarter, the Company’s Board of Directors authorized a new stock repurchase program of up to an additional $10 million of its outstanding common stock upon completion of the 2017 authorization. The repurchase may be made on the open market, in block trades, through privately negotiated transactions or plans, pursuant to instructions or contracts established under Rule 10b5-1 under the Securities Exchange Act of 1934, or otherwise in accordance with applicable laws, rules and regulations. No time limit has been set for the completion of the program. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company's discretion. The stock repurchase will be funded using the Company's working capital. Any shares purchased under this program will be returned to the status of authorized but unissued shares of common stock.

Subsequent to quarter end, the Company announced the resignation of Senior Vice President, General Counsel and Chief Compliance Officer, Edward Dietz. Mr. Dietz will remain with Marlin through the end of 2019 to assist in the transition of the Company’s legal and compliance functions.  Commenting on Mr. Dietz’s resignation, Jeff Hilzinger said, “On behalf of the Board and everybody at Marlin, we thank Ed for his contributions and many years of service to the organization.  We wish him all the best in his future endeavors.”

Marlin’s Board of Directors today declared a $0.14 per share quarterly dividend. The dividend is payable August 22, 2019, to shareholders of record on August 12, 2019. Based on the closing stock price on July 31, 2019, the annualized dividend yield on the Company’s common stock is 2.41%.

Business Outlook
The Company is reaffirming its previously issued guidance for the full year ending December 31, 2019 as follows:

  Total Sourced Origination volume is expected to finish approximately 20% above 2018 levels
  Total asset sales are expected to be $250 to $280 million as we continue to integrate the acquisition of Fleet Financing Resources and execute loan and lease syndications.  We expect to achieve an immediate gain on sale margin of 6.0% to 7.0%.
  Portfolio performance is expected to remain in line with the results observed over the last 12 months
  Net interest and fee margin, as a percentage of average finance receivables, is expected to be between 9.5% and 10.0%
  ROE is expected to continue to improve in 2019 as the Company continues to improve operating scale
  Adjusted EPS is expected to be between $2.30 and $2.40 per share

Conference Call and Webcast
Marlin will host a conference call on Friday, August 2, 2019 at 9:00 a.m. ET to discuss the Company’s second quarter 2019 results. The conference call details are as follows:

Second Quarter 2019 Financial Results Conference Call

Date:	Friday, August 2, 2019
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-0792 (Domestic)
1-201-689-8263 (International)
Conference ID:	13691886
Webcast:	http://public.viavid.com/index.php?id=135004

For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on August 2, 2019 through 11:59 p.m. Eastern Time on August 16, 2019 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13691886.

About Marlin

Marlin is a nationwide provider of capital solutions to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. For more information about Marlin, visit marlincapitalsolutions.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
The Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding after-tax income and expenses that are deemed to be unusual in nature or infrequent in occurrence and are not indicative of the underlying performance of the business for the period presented.  The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate. The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for any discrete adjustments used to present net income on an adjusted basis as well as the impact of pass-through lease expenses that are required to be presented on a gross basis in the income statement, as applicable.  The Company adjusts the denominator in the “as reported” ratio for pass-through lease revenue that is required to be presented on a gross basis in the income statement, as applicable. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it provides a means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Mike Bogansky, Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen, Addo Investor Relations
lglassen@addoir.com
424-238-6249

---Tables to Follow--

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
	2019	2018

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$5,170	$5,088
Interest-earning deposits with banks	134,561	92,068
Total cash and cash equivalents	139,731	97,156
Time deposits with banks	12,679	9,659
Restricted interest-earning deposits (includes $8.1 and $10.0 million at June 30, 2019, and	8,152	14,045
December 31, 2018, respectively, related to consolidated VIEs)
Investment securities (amortized cost of $10.7 million and $11.2 million at	10,633	10,956
June 30, 2019 and December 31, 2018, respectively)
Net investment in leases and loans:
Leases	478,068	489,299
Loans	600,980	527,541
Net investment in leases and loans, excluding allowance for credit losses	1,079,048	1,016,840
(includes $109.8 million and $150.2 million at June 30, 2019 and December 31, 2018, respectively, related to consolidatedVIEs)
Allowance for credit losses	(16,777)	(16,100)
Total net investment in leases and loans	1,062,271	1,000,740
Intangible assets	7,920	7,912
Goodwill	6,735	7,360
Operating lease right-of-use assets	8,626	—
Property and equipment, net	4,014	4,317
Property tax receivables	8,070	5,245
Other assets	11,152	9,656
Total assets	$1,279,983	$1,167,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$888,561	$755,776
Long-term borrowings related to consolidated VIEs	109,637	150,055
Operating lease liabilities	9,074	—
Other liabilities:
Sales and property taxes payable	7,827	3,775
Accounts payable and accrued expenses	32,597	36,369
Net deferred income tax liability	26,733	22,560
Total liabilities	1,074,429	968,535

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,285,564 and 12,367,724 shares issued and outstanding at June 30, 2019 and	123	124
December 31, 2018, respectively
Additional paid-in capital	82,726	83,498
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	48	(44)
Retained earnings	122,659	114,935
Total stockholders’ equity	205,554	198,511
Total liabilities and stockholders’ equity	$1,279,983	$1,167,046

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(Dollars in thousands, except per-share data)

Interest income	$27,082	$23,964	$52,965	$47,243
Fee income	3,507	3,876	7,549	7,835
Interest and fee income	30,589	27,840	60,514	55,078
Interest expense	6,408	3,711	12,370	7,110
Net interest and fee income	24,181	24,129	48,144	47,968
Provision for credit losses	4,756	4,256	10,119	8,868
Net interest and fee income after provision for credit losses	19,425	19,873	38,025	39,100

Non-interest income:
Insurance premiums written and earned	2,176	1,993	4,308	3,932
Other income	5,025	2,634	15,841	5,929
Non-interest income	7,201	4,627	20,149	9,861
Non-interest expense:
Salaries and benefits	12,469	9,527	23,920	19,550
General and administrative	6,068	6,449	19,422	13,020
Non-interest expense	18,537	15,976	43,342	32,570
Income before income taxes	8,089	8,524	14,832	16,391
Income tax expense	1,974	2,057	3,576	3,739
Net income	$6,115	$6,467	$11,256	$12,652

Basic earnings per share	$0.50	$0.52	$0.91	$1.02
Diluted earnings per share	$0.49	$0.52	$0.91	$1.01

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(Dollars in thousands, except per-share data)		(Dollars in thousands, except per-share data)

Net income as reported	$6,115	$6,467	$11,256	$12,652
Deduct:

Reversal of charges in connection with executive separation	-	-	218	-
Charge in connection with workforce reorganization	(311)		(311)
Tax effect	79	-	24	-
Total adjustments, net of tax	(232)	-	(69)	-
Net Income on an adjusted basis	$6,347	$6,467	$11,325	$12,652

Diluted earnings per share as reported	$0.49	$0.52	$0.91	$1.01
Diluted earnings per share on an adjusted basis	$0.51	$0.52	$0.91	$1.01
Return on Average Assets as reported	1.94%	2.41%	1.82%	2.39%
Return on Average Assets on an adjusted basis	2.02%	2.41%	1.84%	2.39%
Return on Average Equity as reported	12.05%	13.93%	11.26%	13.81%
Return on Average Equity on an adjusted basis	12.51%	13.93%	11.33%	13.81%

Efficiency Ratio numerator as reported	$18,537	$15,976	$43,343	$32,570
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation above	(311)	-	(93)	-
Acquisition related expenses	(757)	(359)	(1,472)	(725)
pass-through expenses	(10)	-	(6,242)	-
Efficiency ratio numerator on an adjusted basis	$17,459	$15,617	$35,536	$31,845
Adjustments to Denominator:
Efficiency Ratio denominator as reported	$31,381	$28,756	$68,292	$57,829
pass-through revenue	(79)	-	(5,722)	-
Efficiency Ratio denominator on an adjusted basis	$31,302	$28,756	$62,570	$57,829

Efficiency Ratio as reported	59.07%	55.56%	63.47%	56.32%
Efficiency Ratio on an adjusted basis	55.78%	54.31%	56.79%	55.07%

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

Quarter Ended:	6/30/2018	9/30/2018	12/31/2018	3/31/2019	6/30/2019

Net Income:
Net Income	$6,467	$5,906	$6,422	$5,141	$6,115

Annualized Performance Measures:
Return on Average Assets	2.41%	2.04%	2.28%	1.69%	1.94%
Return on Average Stockholders' Equity	13.93%	12.36%	13.16%	10.45%	12.05%

EPS Data:
Net Income Allocated to Common Stock	$6,352	$5,808	$6,322	$5,069	$6,041
Number of Shares - Basic	12,199,089	12,214,913	12,202,652	12,165,646	12,184,996
Basic Earnings per Share	$0.52	$0.48	$0.52	$0.42	$0.50

Number of Shares - Diluted	12,269,989	12,296,726	12,286,748	12,252,116	12,266,851
Diluted Earnings per Share	$0.52	$0.47	$0.51	$0.41	$0.49

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Direct Originations	$36,338	$35,469	$40,381	$43,565	$49,038
Indirect Originations	$135,865	$137,605	$159,534	$149,875	$160,279
Total Originations	$172,203	$173,074	$199,915	$193,440	$209,317

Equipment Finance Originations	$155,385	$153,503	$180,116	$169,831	$181,824
Working Capital Loans Originations	$16,818	$19,571	$19,799	$23,609	$27,493
Total Originations	$172,203	$173,074	$199,915	$193,440	$209,317

Assets originated for sale in the period	$1,801	$3,890	$11,905	$11,298	$18,025
Assets referred in the period	$5,638	$2,540	$4,451	$3,617	$4,140
Total Sourced Originations	$179,642	$179,504	$216,271	$208,355	$231,482
Assets sold in the period	$16,890	$40,986	$58,138	$52,867	$57,640

Implicit Yield on Direct Originations	18.59%	22.39%	21.79%	23.09%	23.09%
Implicit Yield on Indirect Originations	10.54%	10.29%	9.97%	9.76%	9.85%
Total Implicit Yield on Total Originations	12.24%	12.77%	12.36%	12.76%	12.95%

Implicit Yield on Equipment Finance Originations	9.94%	9.96%	9.68%	9.59%	9.71%
Implicit Yield on Working Capital Loans Originations	33.52%	34.85%	36.67%	35.55%	34.34%

# of Leases / Loans Equipment Finance	8,238	7,603	7,873	7,467	7,648
Equipment Finance Approval Percentage	56%	57%	59%	58%	55%
Average Monthly Equipment Finance Sources	1,240	1,174	1,140	1,074	1,149

Notes and Footnotes:

(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted general and administrative expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.
(4) Adjusted non-interest expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.

**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

Quarter Ended:	6/30/2018	9/30/2018	12/31/2018	3/31/2019	6/30/2019

Net Interest and Fee Margin (NIM)
Percent of Average Total Finance Receivables:
Interest Income	10.24%	10.37%	10.28%	10.36%	10.50%
Fee Income	1.66%	1.64%	1.68%	1.62%	1.36%
Interest and Fee Income	11.90%	12.01%	11.96%	11.98%	11.86%
Interest Expense	1.59%	2.07%	2.20%	2.39%	2.48%
Net Interest and Fee Margin (NIM)	10.31%	9.94%	9.76%	9.59%	9.38%

Cost of Funds (1)	1.76%	2.15%	2.43%	2.49%	2.60%

Interest Income Equipment Finance	$21,082	$21,489	$21,590	$21,722	$22,390
Interest Income Working Capital Loans	$2,463	$2,626	$2,824	$3,228	$3,767

Average Total Finance Receivables	$936,007	$957,755	$970,785	$999,432	$1,031,774
Average Net Investment Equipment Finance	$905,583	$925,900	$937,004	$960,501	$986,075
Average Working Capital Loans	$30,424	$31,855	$33,781	$38,931	$45,699

End of Period Net Investment Equipment Finance	$933,261	$937,897	$965,351	$981,664	$1,012,463
End of Period Working Capital Loans	$29,848	$32,528	$35,389	$41,526	$49,808
Total Owned Net Investment in Leases and Loans (2)	$963,109	$970,425	$1,000,740	$1,023,190	$1,062,271

Total Assets Serviced for Others	$98,442	$128,539	$164,029	$192,731	$213,797

Total Managed Assets	$1,061,551	$1,098,964	$1,164,769	$1,215,921	$1,276,068

Average Total Managed Assets	$1,030,579	$1,071,246	$1,117,069	$1,177,812	$1,229,588

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.96%	1.02%	1.09%	1.11%	1.05%
30+ Days Past Due Delinquencies	$10,438	$11,270	$12,295	$12,849	$12,594

60+ Days Past Due Delinquencies	0.55%	0.57%	0.65%	0.66%	0.64%
60+ Days Past Due Delinquencies	$6,007	$6,244	$7,292	$7,626	$7,686

Equipment Finance
30+ Days Past Due Delinquencies	0.97%	1.02%	1.08%	1.13%	1.08%
30+ Days Past Due Delinquencies	$10,286	$10,913	$11,803	$12,565	$12,354

60+ Days Past Due Delinquencies	0.56%	0.57%	0.65%	0.68%	0.67%
60+ Days Past Due Delinquencies	$5,952	$6,137	$7,100	$7,626	$7,686

Working Capital Loans
15+ Days Past Due Delinquencies	0.59%	1.17%	1.44%	1.41%	0.52%
15+ Days Past Due Delinquencies	$183	$394	$526	$605	$268

30+ Days Past Due Delinquencies	0.49%	1.06%	1.35%	0.66%	0.47%
30+ Days Past Due Delinquencies	$152	$357	$492	$284	$240

Notes and Footnotes:

(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted general and administrative expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.
(4) Adjusted non-interest expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.

**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

Quarter Ended:	6/30/2018	9/30/2018	12/31/2018	3/31/2019	6/30/2019

Net Charge-offs - Total Finance Receivables	$4,306	$4,546	$5,578	$4,581	$4,861
% on Average Total Finance Receivables
Annualized	1.84%	1.90%	2.30%	1.83%	1.88%

Net Charge-offs - Equipment Finance	$3,851	$4,194	$5,132	$3,927	$4,310
% on Average Net Investment in Equipment Finance
Annualized	1.70%	1.81%	2.19%	1.64%	1.75%

Net Charge-offs - Working Capital Loans	$456	$352	$446	$654	$551
% of Average Working Capital Loans
Annualized	6.00%	4.42%	5.28%	6.72%	4.82%

Total Allowance for Credit Losses	$15,570	$15,917	$16,100	$16,882	$16,777
% of Total Finance Receivables	1.62%	1.65%	1.62%	1.66%	1.59%
% of 60+ Delinquencies	259.19%	254.92%	220.79%	221.37%	218.28%

Allowance for Credit Losses - Equipment Finance	$14,236	$14,498	$14,633	$15,198	$14,837
% of Net Investment Equipment Finance	1.53%	1.55%	1.52%	1.56%	1.47%
% of 60+ Delinquencies	239.18%	236.24%	206.10%	199.28%	193.03%

Allowance for Credit Losses - Working Capital Loans	$1,334	$1,419	$1,467	$1,684	$1,940
% of Total Working Capital Loans	4.32%	4.22%	4.02%	3.94%	3.79%

Non-accrual - Equipment Finance	$3,211	$3,392	$3,720	$4,390	$4,282
Non-accrual - Equipment Finance	0.30%	0.32%	0.34%	0.39%	0.37%

Non-accrual - Working Capital Loans	$147	$217	$492	$284	$248
Non-accrual - Working Capital Loans	0.48%	0.65%	1.35%	0.66%	0.48%

Non-accrual - Total Finance Receivables	$3,358	$3,609	$4,212	$4,674	$4,530
Non-accrual - Total Finance Receivables	0.31%	0.33%	0.37%	0.40%	0.38%

Restructured - Total Finance Receivables	$3,747	$3,456	$3,636	$3,363	$3,122

Expense Ratios:
Salaries and Benefits Expense	$9,527	$10,292	$9,908	$11,451	$12,469
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.07%	4.30%	4.08%	4.58%	4.83%

Total personnel end of quarter	320	339	341	352	356

General and Administrative Expense	$6,449	$5,445	$6,450	$13,354	$6,068
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.76%	2.27%	2.66%	5.34%	2.35%
Adjusted General and Administrative Expense
Annualized % of Avg. Fin. Recbl. (3)	2.73%	2.25%	2.57%	2.75%	2.26%

Notes and Footnotes:

(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted general and administrative expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.
(4) Adjusted non-interest expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.

**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
 (Dollars in thousands, except share amounts)

Quarter Ended:	6/30/2018	9/30/2018	12/31/2018	3/31/2019	6/30/2019
Non-Interest Expense/Average Total Managed Assets	6.20%	5.88%	5.86%	8.42%	6.03%
Adjusted Non-Interest Expense/Average Total Managed Assets (4)	6.06%	5.46%	5.61%	6.14%	5.68%

Efficiency Ratio	55.56%	55.69%	53.11%	67.20%	59.07%
Adjusted Efficiency Ratio (4)	54.31%	51.70%	50.90%	57.80%	55.78%

Balance Sheet:

Assets
Investment in Leases and Loans	$959,452	$966,659	$996,384	$1,019,311	$1,057,726
Initial Direct Costs and Fees	19,227	19,683	20,456	20,761	21,322
Reserve for Credit Losses	(15,570)	(15,917)	(16,100)	(16,882)	(16,777)
Net Investment in Leases and Loans	$963,109	$970,425	$1,000,740	$1,023,190	$1,062,271
Cash and Cash Equivalents	99,227	88,448	97,156	140,942	139,731
Restricted Cash	-	10,049	14,045	13,174	8,152
Other Assets	50,975	57,811	55,105	69,409	69,829
Total Assets	$1,113,311	$1,126,733	$1,167,046	$1,246,725	$1,279,983

Liabilities
Deposits	863,568	700,107	755,776	840,167	888,561
Total Debt	-	174,519	150,055	129,171	109,637
Other Liabilities	60,101	58,564	62,704	75,737	76,231
Total Liabilities	$923,669	$933,190	$968,535	$1,045,075	$1,074,429

Stockholders' Equity
Common Stock	$124	$124	$124	$123	$123
Paid-in Capital, net	83,472	83,315	83,496	83,213	82,724
Other Comprehensive Income (Loss)	(73)	(149)	(44)	(4)	48
Retained Earnings	106,119	110,253	114,935	118,318	122,659
Total Stockholders' Equity	$189,642	$193,543	$198,511	$201,650	$205,554

Total Liabilities and
Stockholders' Equity	$1,113,311	$1,126,733	$1,167,046	$1,246,725	$1,279,983

Capital and Leverage:
Equity	$189,642	$193,543	$198,511	$201,650	$205,554
Debt to Equity	4.55	4.52	4.56	4.81	4.86
Equity to Assets	17.03%	17.18%	17.01%	16.17%	16.06%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	17.04%	15.57%	16.38%	15.41%	15.24%
Common Equity Tier 1 Risk-based Capital	18.07%	17.46%	17.50%	17.25%	17.01%
Tier 1 Risk-based Capital	18.07%	17.46%	17.50%	17.25%	17.01%
Total Risk-based Capital	19.33%	18.72%	18.76%	18.50%	18.26%

Notes and Footnotes:

(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted general and administrative expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.
(4) Adjusted non-interest expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures.  See schedule for details.

**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.